Exhibit 99.1
FOR IMMEDIATE RELEASE
Neurocrine Contacts:
Elizabeth Foster or Claudia Woodworth
(858) 617-7600
NEUROCRINE RECEIVES APPROVABLE LETTER FOR INDIPLON CAPSULES AND NON-APPROVABLE FOR INDIPLON
TABLETS FOR THE TREATMENT OF INSOMNIA
San Diego, CA, May 16, 2006- Neurocrine Biosciences, Inc. (NASDAQ:NBIX) announced today that the Company has received communication from the U.S. Food and Drug Administration (FDA) indicating that the agency has determined that indiplon 5 mg and 10 mg capsules are approvable and the 15 mg XR tablets are not approvable at this time. The FDA indicated that they did not have an opportunity to review all of the information submitted during the NDA review cycles. The Company will accept FDA’s offer to discuss the applications via a meeting or telephone conference in order to clarify and determine the next steps required to move indiplon towards full approval.
“While we are disappointed in the FDA action, we will move forward expeditiously to address FDA’s outstanding questions regarding the applications,” said Gary A. Lyons, President and CEO of Neurocrine. “We are heartened by the approvable action for indiplon capsules and are dedicated to working with the Agency to expedite response to the action letters.”
Conference Call and Webcast at 9:00 AM. Eastern Time
Neurocrine will host a live conference call and Webcast to discuss this press release on May 16, 2006 at 9:00 AM Eastern Daylight Time (EDT)/ 6:00 AM Pacific Daylight Time (PDT). Participants may access the live Conference Call by dialing 1-800-540-0559 (U.S.) or 785-832-2041 (International) and using the Conference ID# NBIX. The call can also be accessed via the Webcast through Neurocrine’s website at http://www.neurocrine.com.
Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, diabetes, irritable bowel syndrome, eating disorders, pain, and autoimmunity. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties relating to Neurocrine’s indiplon program that could cause actual results to differ materially from those indicated in the forward-looking statements. Specifically, the risks and uncertainties the Company faces with respect to its indiplon program include, but are not limited to; risk that the Company will not be able to address issues and or requests set forth in the action letters from the FDA in a timely manner; risk that the Company will not be able to address issues and or requests set forth in the action letters from the FDA in a manner acceptable to the FDA; the risk that FDA may reject any future indiplon regulatory filings or find them incomplete or insufficient; risk that indiplon approval and subsequent commercialization may be significantly delayed; and the other risks described in Neurocrine’s annual report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the quarter ended March 31, 2006. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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